Exhibit 10.3

Summary of Compensation Arrangements With Named Executive Officers

On October 22, 2015, the Executive Compensation Committee of J.B. Hunt Transport Services, Inc. (the “Company”) recommended and independent members of the Board of Directors approved the following base salaries. All base salaries were effective immediately. The Executive Compensation Committee of the Company approved the following other compensation amounts (effective January 1, 2016), excluding awards which may be made under our Management Incentive Plan, as indicated:

			All Other
	Base	Bonus	Compensation
Named Executive Officer	Salary	($)	($)

John N. Roberts, III
President and CEO	$800,000	(1)	(3), (4)

Terry Matthews
EVP, President of Intermodal	$475,000	(1)	(3), (4)

David Mee
EVP, Finance/Administration and CFO	$475,000	(1)	(3), (4)

Shelley Simpson
EVP, President of ICS and Truckload and CMO	$475,000	(1)	(3), (4)

Nicholas Hobbs
EVP, President of DCS	$450,000	(1)	(3), (4)

Kirk Thompson
Chairman of the Board	$350,000	(2)	(3), (4)

(1)

The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2016. According to the 2016 EPS bonus plan, each of the Company’s named executive officers may earn a bonus ranging from zero to 170% of the Executives' annual base salaries. The Company implemented a new Performance Growth Incentive (PGI) bonus plan for calendar year 2016 that is related to the Company’s net revenue and earnings before interest and taxes for calendar year 2016. Under the plan, John Roberts, as President and CEO, may earn a bonus ranging from zero to 125%. Each other named executive officer may earn a bonus ranging from zero to 100%.

(2)	Kirk Thompson, as Chairman of the Board, is not eligible to participate in the 2016 EPS bonus plan or the 2016 PGI bonus plan.

(3)	The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for legal, tax and estate plan preparation services.

(4)

The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers. The plan is expected to pay each named executive officer approximately $6,000 during 2016.